Exhibit 99.1

Atria Senior Living Group, Inc.

Consolidated Financial Statements as of and for the Years Ended December 31, 2010 and 2009, and Independent Auditors’ Report

ATRIA SENIOR LIVING GROUP, INC.

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009:

Statements of Operations	2

Balance Sheets	3

Statements of Stockholder’s Equity	4

Statements of Cash Flows	5–6

Notes to Consolidated Financial Statements	7–24

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Atria Senior Living Group, Inc.
Louisville, Kentucky

We have audited the accompanying consolidated balance sheets of Atria Senior Living Group, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Louisville, Kentucky

February 16, 2011

ATRIA SENIOR LIVING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(In thousands)

	2010	2009

REVENUES:
Assisted and independent living revenues	$466,773	$441,663
Managed facility reimbursements	68,362	66,634
Management fees	8,979	8,818

Total operating revenues	544,114	517,115

OPERATING EXPENSES:
Assisted and independent living operating expenses	309,269	293,422
Managed facility reimbursed expenses	68,362	66,634
General and administrative expenses	47,558	43,896
Depreciation and amortization	52,138	46,268
Community rent expense	19,524	19,259
Loss on disposition of assets — net	3,685	1,156
Development expenses	2,263	1,773
Impairment and lease termination costs	61	875

Total operating expenses	502,860	473,283

OPERATING INCOME	41,254	43,832

OTHER INCOME (EXPENSE):
Interest expense	(70,245)	(68,721)
Interest income	234	749
Loss on debt extinguishment	(2)	(462)
Other — net	214	153

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(28,545)	(24,449)

INCOME TAX BENEFIT	7,560	4,732

LOSS FROM CONTINUING OPERATIONS	(20,985)	(19,717)

LOSS FROM DISCONTINUED OPERATIONS — Net of tax	—	(103)

NET LOSS	$(20,985)	$(19,820)

See notes to consolidated financial statements.

ATRIA SENIOR LIVING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

(In thousands, except share amounts)

	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$143,833	$174,235
Restricted cash — current	12,025	9,247
Resident accounts receivable — net	3,596	3,961
Due from affiliates	9,825	11,876
Assets held for sale	—	1,600
Deferred income taxes	3,679	2,047
Other current assets	7,248	6,534

Total current assets	180,206	209,500

PROPERTY AND EQUIPMENT — Net	1,037,012	1,036,590

LEASEHOLD INTERESTS AND OTHER INTANGIBLES — Net	16,583	19,044

GOODWILL	96,784	96,784

DEFERRED FINANCING COSTS — Net	11,384	13,674

LEASEHOLD DEPOSITS	5,127	5,127

RESTRICTED CASH	11,990	10,242

TOTAL	$1,359,086	$1,390,961

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,989	$6,443
Accrued liabilities	60,022	55,105
Due to affiliates	109	95
Liabilities associated with assets held for sale	—	82
Capital lease obligations due within one year	1,288	1,010
Long-term debt due within one year	18,830	17,138

Total current liabilities	86,238	79,873

CAPITAL LEASE AND DEFERRED FINANCING OBLIGATIONS	223,082	223,267

LONG-TERM DEBT	824,321	831,564

DEFERRED INCOME TAXES	28,642	34,601

OTHER LONG-TERM LIABILITIES	12,592	10,670

Total liabilities	1,174,875	1,179,975

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDER’S EQUITY:
Common stock, $.001 par value — authorized 2,000 shares; 1,000 issued and outstanding	—	—
Paid-in capital	997,064	997,064
Advances to affiliates	(5,790)	—
Accumulated deficit	(807,063)	(786,078)

Total stockholder’s equity	184,211	210,986

TOTAL	$1,359,086	$1,390,961

See notes to consolidated financial statements.

ATRIA SENIOR LIVING GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(In thousands, except share amounts)

						Total
	Common Stock			Accumulated	Advances to	Stockholder’s
	Shares	Amount	Paid-In-Capital	Deficit	Affiliates	Equity

BALANCE — January 1, 2009	1,000	$—	$997,064	$(766,258)	$—	$230,806

Net loss	—	—	—	(19,820)	—	(19,820)

BALANCE — December 31, 2009	1,000	—	997,064	(786,078)	—	210,986

Advances to affiliates	—	—	—	—	(5,790)	(5,790)

Net loss	—	—	—	(20,985)	—	(20,985)

BALANCE — December 31, 2010	1,000	$—	$997,064	$(807,063)	$(5,790)	$184,211

See notes to consolidated financial statements.

ATRIA SENIOR LIVING GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(In thousands)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Loss from continuing operations	$(20,985)	$(19,717)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	52,138	46,268
Deferred taxes	(7,591)	(4,766)
Loss on disposition of assets	3,685	1,156
Deferred financing costs amortization	2,903	2,593
Amortization of leasehold interests	2,064	2,064
Provision for doubtful accounts	799	1,252
Loss on debt extinguishment	2	462
Other	(153)	33
Change in operating assets and liabilities:
Resident accounts receivable — net	(434)	(555)
Other current assets	(714)	9,514
Accounts payable and other accrued liabilities	8,000	(11,108)
Due to/from affiliates	2,065	(2,129)

Net cash provided by operating activities	41,779	25,067

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property and equipment	(55,963)	(69,374)
Acquisitions	—	(19,737)
Proceeds from sale of notes	—	1,971
Proceeds from sale of property and equipment	48	30
Change in restricted cash and leasehold deposits	(4,334)	(462)

Net cash used in investing activities	(60,249)	(87,572)

(Continued)

ATRIA SENIOR LIVING GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(In thousands)

	2010	2009

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Issuance of long-term debt	$22,020	$65,231
Repayment of principal on long-term debt and bonds	(27,452)	(37,157)
Advances to affiliates	(5,790)	—
Debt issuance costs	(710)	(2,736)

Net cash (used in) provided by financing activities	(11,932)	25,338

NET CASH USED IN CONTINUING OPERATIONS	(30,402)	(37,167)

NET CASH USED IN DISCONTINUED OPERATIONS:
Net cash used in operating activities	—	(112)

CHANGE IN CASH AND CASH EQUIVALENTS	(30,402)	(37,279)

CASH AND CASH EQUIVALENTS — Beginning of period	174,235	211,514

CASH AND CASH EQUIVALENTS — End of period	$143,833	$174,235

SUPPLEMENTAL INFORMATION:
Cash paid during the year for interest payments	$72,237	$62,442

Purchase of property and equipment included in liabilities	$7,346	$6,500

Noncash increase to property and equipment and capital lease obligations due to lease restructuring	$—	$4,211

See notes to consolidated financial statements.	(Concluded)

ATRIA SENIOR LIVING GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

1.                      THE COMPANY AND BACKGROUND

Organization — Atria Senior Living Group, Inc. (“Atria”) and subsidiaries (the “Company”), an indirect wholly-owned subsidiary of LF Strategic Realty Investors II L.P., LFSRI II-CADIM Alternative Partnership L.P., and LFSRI II Alternative Partnership L.P. (collectively known as “LFSRI II”), is a national provider of assisted and independent living services for seniors.

Background — As of December 31, 2010, the Company owned or operated 95 communities located in 27 states with a total of 11,324 units. Of the 95 communities, 71 are owned by the Company and 24 are operated by the Company pursuant to long-term leases. The Company also managed 31 communities for Lazard Senior Housing Partners LP (“LSHP”), a related investment fund (refer to Note 3 for a discussion of the Master Agreement).

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements include the Company’s subsidiaries and all variable interest entities where the Company is considered the primary beneficiary. Intercompany transactions have been eliminated.

As discussed in Note 5, the Company has presented certain operations on a discontinued basis.

Variable Interest Entities — The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810 (previously SFAS No. 167, Amendments to FASB Interpretation No. 46(R)), addresses consolidation by business enterprises of variable interest entities (“VIE”). A VIE is subject to the consolidation provisions if it cannot support its financial activities without additional subordinated financial support from third parties or its equity investors lack any one of the following characteristics: the ability to make decisions about its activities through voting rights, the obligation to absorb losses of the entity if they occur, or the right to receive residual returns of the entity if they occur. A VIE is required to be consolidated by its primary beneficiary. The primary beneficiary is the party that (1) has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) has the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. For the purposes of determining a primary beneficiary, all related party interests must be combined with the actual interests of the Company in the VIE.

The Company has a variable interest in Senior Quarters Operating Company (“SQOC”). SQOC is the operator of 11 licensed assisted living facilities located in the state of New York and is 100% owned by an individual that is a director of Atria. SQOC operates the facilities under operating agreements with subsidiaries of the Company. SQOC is a VIE and the Company has consolidated SQOC as it has determined that it is the primary beneficiary. There are no consolidated assets that represent collateral for the VIE at December 31, 2010. The creditors have no recourse to the general credit of the Company. Intercompany amounts and balances have been eliminated.

The Company entered into an agreement with Forest City Daly Home Care Agency LLC (“FCD HCA”), a licensed home care services agency, in August 2007. Under the terms of the agreement, the Company had a variable interest in FCD HCA and was considered its primary beneficiary. The Company consolidated the assets and liabilities of the VIE as of the commencement date through April 2009. In May 2009, the Company purchased the operations and related assets of FCD HCA.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues — Revenues are recognized when services are rendered and consist principally of monthly resident fees and fees for other ancillary services. Payments received in advance of services being rendered are recorded as deferred revenue which is included in accrued liabilities in the accompanying consolidated balance sheets. Residence and service agreements are for a term of one year, and are cancellable with 30 days notice from either party. Revenues from management contracts are recognized in the period earned in accordance with the terms of the management agreement.

Substantially all revenues are derived from private pay sources. Amounts due from residents are stated at net realizable value. The allowance for doubtful accounts at December 31, 2010 and 2009, was approximately $1.7 million and $1.9 million, respectively.

Advertising Costs — The Company expenses advertising costs as incurred. Advertising expense included in continuing operations was approximately $5.3 million and $4.4 million for the years ended December 31, 2010 and 2009, respectively.

Cash and Cash Equivalents — Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Cash and cash equivalents are carried at cost, which approximates their fair value.

The Company has invested a portion of its cash in money market funds, which are exposed to various risks, including interest rate, credit, and overall market risk. These funds have readily determinable market values. The Company identifies the cash invested in these funds as cash and cash equivalents as the Company has the ability to buy and sell shares at any time. As of December 31, 2010 and 2009, the Company had approximately $68.2 million and $107.1 million, respectively, invested in prime money market funds.

Restricted Cash — Current — Restricted cash — current includes insurance, real estate taxes and repair escrows held by third party lenders that will be disbursed in twelve months or less. Also included are replacement reserves to be released to the Company by third party lenders in the next twelve months as reimbursement for amounts previously expended by the Company for capital items.

Long-Lived Assets — Property and equipment are stated at cost. Depreciation expense is computed by the straight-line method over the estimated useful lives as follows: buildings (40 years), building improvements (5—20 years) and furniture and equipment (3—10 years). Leasehold improvements are depreciated over the shorter of the lease term or useful life. Repairs and maintenance expense included in continuing operations were approximately $11.8 million and $12.5 million for the years ended December 31, 2010 and 2009, respectively.

Property and equipment consist of the following at December 31, 2010 and 2009 (in thousands):

	2010	2009

Land	$160,626	$156,091
Buildings and improvements	1,132,146	1,077,297
Furniture and equipment	87,427	82,745
Construction in progress	24,156	45,073

Total	1,404,355	1,361,206

Accumulated depreciation	(367,343)	(324,616)

Total property and equipment — net	$1,037,012	$1,036,590

Depreciation expense was approximately $51.7 million and $45.9 million for the years ended December 31, 2010 and 2009, respectively.

Assets held under capital leases are included in the amounts above and consist of the following at December 31, 2010 and 2009 (in thousands):

	2010	2009

Land	$26,159	$24,556
Buildings and improvements	189,202	169,047
Furniture and equipment	5,847	5,481

Total	221,208	199,084

Accumulated depreciation	(21,464)	(15,131)

Total assets held under capital leases — net	$199,744	$183,953

In January 2009, the Company exercised a purchase option for $19.0 million for one community that was previously accounted for as a capital lease. The purchase was financed with $14.9 million of long-term debt.

The Company accounts for long-lived assets in accordance with the provisions of ASC Topic 360 (previously Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long Lived Assets). This guidance requires that intangible assets and long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company regularly reviews the carrying value of its long-lived assets with respect to any events or circumstances that indicate impairment or that depreciation estimates may require adjustment. If such circumstances suggest the recorded amounts are more than the sum of the undiscounted cash flows, the carrying values of such assets are reduced to fair market value. Assets to be disposed of are reported at the lower of the carrying amount or fair value of the assets. At December 31, 2010 and 2009, the Company does not believe that the carrying value or the depreciation periods of its intangible assets and long-lived assets require any material adjustment.

ASC Topic 410 (previously SFAS No. 143, Accounting for Asset Retirement Obligations), addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. This guidance applies to legal obligations related to the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of leases. The fair value of a liability for an asset retirement obligation must be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. An entity is required to recognize a liability for a legal obligation to perform asset retirement activities when the retirement is conditional on a future event and if the liability’s fair value can be reasonably estimated. This standard has not had a material effect on the Company’s earnings or financial position. The Company is currently evaluating potential investments in its existing properties that could result in significant future capital improvements to certain of the Company’s facilities. It is possible that the estimates used by the Company in accounting for its obligations could change in the near term depending on the timing of the projects approved in the future.

Goodwill, Leasehold Interests, and Other Intangibles — The Company accounts for business combinations under the purchase method. Accordingly, the aggregate purchase price of business combinations is allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on estimated fair values. Estimates are based on historical, financial, and market information.

The Company’s intangible assets at December 31, 2010 and 2009, consist of the following (in thousands):

	2010	2009

Goodwill	$109,975	$109,975
Accumulated amortization	(13,191)	(13,191)

Goodwill — net	96,784	96,784

Leasehold interests	31,014	31,014
Other intangibles	1,591	2,280
Accumulated amortization	(16,022)	(14,250)

Other intangibles — net	16,583	19,044

Total intangibles — net	$113,367	$115,828

The Company has completed its most recent annual goodwill impairment test at December 31, 2010, and has determined that no impairment exists. Goodwill is allocated to the carrying value of each facility and analyzed in connection with our evaluation of permanent impairment based on the relative fair value of the community to the Company as a whole. The fair values used in this evaluation are estimated based upon discounted future cash flow projections for the reporting unit as well as market based sales transactions. These cash flow projections are based upon a number of estimates and assumptions such as revenue and expense growth rates, capitalization rates and discount rates.

The amortization period of the leasehold interests includes renewal periods on the underlying leases extending to 2051.

Other intangibles consist primarily of lease restructuring fees, additional rent charges and deferred lease costs, which are amortized over the life of the assets.

Estimated aggregate amortization expense for intangible assets subject to amortization is approximately $2.1 million for each of the next five years.

Leases — Leases that substantially transfer all of the benefits and risks of ownership of property to the Company, or otherwise meet the criteria for capitalizing a lease in accordance with accounting principles generally accepted in the United States, are accounted for as capital leases. Property and equipment recorded under capital leases are depreciated on the same basis as other property and equipment. Amortization related to capital leases is included in the consolidated statements of operations within depreciation and amortization expense. Rental payments under operating leases are expensed as incurred.

Deferred Financing Costs — Costs incurred in connection with obtaining financing are deferred and amortized (included in interest expense) over the life of the related long-term debt, using the straight-line method which approximates the effective interest method. Deferred financing costs are presented net of accumulated amortization of approximately $12.3 million and $9.4 million for the years ended December 31, 2010 and 2009, respectively.

Leasehold Deposits — Leasehold deposits of approximately $5.1 million as of December 31, 2010 and 2009 consist of cash payments made by the Company to certain lessors as required by the Company’s operating leases.

Restricted Cash and Other Non-Current Assets — Long-term restricted cash totaled approximately $12.0 million and $10.2 million at December 31, 2010 and 2009, respectively, which includes funds held for repair and replacement and debt service reserve escrows that are not expected to be disbursed to the Company within twelve months. Also included are money market funds held by RCI Insurance Company, a wholly owned captive insurance company.

Income Taxes — The Company accounts for income taxes using the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to adjust net deferred tax assets to the amount which management believes will more likely than not be recoverable. In making such determination, management considers available positive and negative evidence, including future reversals of existing taxable temporary differences, future taxable income, and the implementation of prudent tax planning strategies. In the event that the Company is able to utilize its deferred tax assets in excess of their recorded amount, the valuation allowance will be reduced with a corresponding reduction to income tax expense.

ASC Topic 740 (previously FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes) prescribes a recognition threshold and measurement attribute for the recognition, measurement, presentation, and disclosure of uncertain tax positions that the Company has taken or expects to take on a tax return. ASC Topic 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the income tax position. Income tax positions must meet a more likely than not recognition threshold to be recognized. The Company adopted this guidance as of January 1, 2009, and the adoption of this guidance did not have a material impact on the Company’s financial position, results of operations, or cash flows.

Fair Value Measurements — ASC Topic 820 (previously SFAS No. 157, Fair Value Measurements) defines fair value, provides a framework for measuring fair value, and expanded disclosures required for fair value measurements. This guidance also defines a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels. These levels, in order of highest to lowest priority, are described below:

Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 includes values determined using pricing models, discounted cash flow methodologies, or similar techniques reflecting the Company’s own assumptions.

The Company adopted ASC Topic 820 (previously FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157) for all non-financial assets and liabilities in 2009. The adoption did not have a material impact on the Company’s financial position, results of operations, or cash flows.

The Company also adopted ASC Topic 825 (previously SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115) as of January 1, 2008, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. In addition, it also establishes recognition, presentation, and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Company has not made any fair value elections with respect to any of its eligible assets or liabilities as of December 31, 2010.

Recently Issued Accounting Standards — In January 2010, the FASB issued guidance under ASC Topic 820, Improving Disclosure about Fair Value Measurements, which requires additional disclosures to recurring and non-recurring fair value measurements. A reporting entity is to disclose significant transfers in and out of Level 1 and Level 2, and describe the reason for those transfers. Additionally, an entity is to present separately, on a gross basis, information about purchases, sales, issuances, and settlements pertaining to the activity in Level 3. The guidance also clarifies the level of disaggregation and disclosures about input and valuation techniques used to determine Level 2 and Level 3 measurements. The ASC Topic 820 update is effective for reporting periods beginning after December 15, 2009 (except for the requirement to separately disclose purchases, sales, issuances and settlements in the Level 3 roll forward, which becomes effective for fiscal periods beginning after December 15, 2010). The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations, or cash flows as of and for the year ended December 31, 2010.

ASC Topic 805 (previously SFAS No. 141 (revised 2007), Business Combinations) provides guidance for the way companies account for business combinations. This guidance requires transaction-related costs to be expensed as incurred, which were previously accounted for as a cost of acquisition. ASC Topic 805 also requires acquirers to estimate the acquisition-date fair value of any contingent consideration and recognize any subsequent changes in the fair value of contingent consideration in earnings. In addition, restructuring costs the acquirer was not obligated to incur shall be recognized separately from the business acquisition. The Company adopted this guidance on a prospective basis as of January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations, or cash flows. The Company has a total valuation allowance of $191.1 million as of December 31, 2010, to reduce its deferred tax assets, of which $15.9 million was recognized in purchase accounting to reserve a portion of an acquired entity’s deferred tax assets. Deferred tax assets related to acquired entities will affect income tax expense in the period of reversal if they are settled for lesser amounts. As of December 31, 2010, the Company has not reduced the valuation allowance established in connection with the acquisition.

ASC Topic 810 (previously SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, An Amendment of ARB No. 51) requires all entities to report noncontrolling interests in subsidiaries as a separate component of equity in the consolidated financial statements. A single method of accounting has been established for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. Companies no longer recognize a gain or loss on partial disposals of a subsidiary where control is retained. In addition, in partial acquisitions where control is obtained, the acquiring company will recognize and measure at fair value 100 percent of the assets and liabilities, including goodwill, as if the entire target company had been acquired. The company adopted this guidance as of January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations, or cash flows.

3.                      RELATED PARTY TRANSACTIONS

The Company reimbursed LFSRI II for certain professional fees, which it paid on the Company’s behalf, and for travel and out of pocket costs incurred by the general partner of LFSRI II directly related to the activities of the Company. These costs totaled approximately $149,000 and $281,000 for the years ended December 31, 2010 and 2009, respectively. These expenses are included in general and administrative expenses in the accompanying consolidated statements of operations. Additionally, the Company reimbursed LFSRI II $82,000 and $511,000, for the years ended December 31, 2010, and 2009, respectively, for certain professional fees related to development activities which have been capitalized and included in property and equipment.

During 2010, the Company paid $5.8 million in transaction expenses related to the Ventas transaction (refer to footnote 15) on behalf of LFSRI II and affiliates. The balance is included in Advances to Affiliates and is classified as a reduction of equity in the accompanying balance sheets.

The Company and Lazard Senior Housing Partners LP (“LSHP”), a real estate opportunity fund formed for the purpose of making debt and equity investments in senior housing assets, are parties to a Master Agreement under which the Company is engaged to provide certain management, operating and loan servicing activities for the investments made by LSHP. A majority of the partner capital interests in LSHP also hold partnership interests in LFSRI II. Under the terms of the Master Agreement, any new facilities acquired by LSHP, which are not already encumbered by an existing third party management agreement, will be added to this arrangement. The Master Agreement has an initial term of ten years (expiring July 2015) with automatic one year renewal periods thereafter, and establishes standardized terms for the facilities for which the Company will be engaged to provide services (the “Facility Management Agreements”). As of December 31, 2010 and 2009, the Company managed 31 communities for One Lantern Senior Living LLC (“OLSL LLC”) and SG Senior Living LLC (“SGSL”) under the terms of the Facility Management Agreement.

Pursuant to the Facility Management Agreements, during the initial 24 months that a facility is owned, the Company receives a management fee of 5.00% of cash revenue. After this initial period, the Company receives a management fee of 3.00% to 5.00% of cash revenue based on the operating margins of the managed facilities. The Facility Management Agreements require the Company to be reimbursed for the payroll and related costs of on-site employees, as well as certain other costs that are incurred by the Company. These reimbursements are in addition to the management fees.

During 2010 and 2009, the Company received management fees of approximately $9.0 million and $8.8 million, respectively, under these agreements. Additionally, reimbursements for payroll and related expenses, as well as other expenses incurred by the Company on behalf of the communities managed for OLSL LLC and SGSL, totaled approximately $68.4 million and $66.6 million, respectively. As of December 31, 2010 and 2009, the communities managed for OLSL LLC and SGSL owed the Company approximately $9.8 million and $11.9 million, respectively, related to management fees and reimbursable expenses.

During the years ended December 31, 2010 and 2009, the Company received $164,000 and $227,000 in revenue from OLSL LLC, respectively, for residents that were relocated from an OLSL LLC facility to an Atria facility. During the year ended December 31, 2010, the Company received $27,000 in revenue from SGSL for residents that were relocated from an SGSL facility to an Atria facility.

4.                      ACQUISITIONS

In May 2009, the Company purchased the operations and related assets and liabilities of FCD HCA for $736,000, which was funded from existing cash balances. The acquisition was accounted for under the purchase method of accounting. The Company recorded an intangible asset for customer contracts that were in place between the home care agency and residents, which were amortized over 18 months, the estimated life of the contracts. Tangible assets and other intangible assets were not material. The home care services agency has been included in the results of operations for all periods presented as it was previously consolidated as a VIE.

5.                      ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

Assets qualifying as “held for sale” are required to be recorded at the lower of their carrying value or fair value, less costs to sell, and must be classified separately on the Company’s consolidated balance sheets. In addition, operating results and cash flows for communities either sold or held for sale are required to be classified as discontinued operations in the Company’s accompanying consolidated statements of operations and cash flows.

The following amounts were segregated from continuing operations and included in discontinued operations, net of tax in the accompanying consolidated statements of operations for the years ended December 31, 2010 and 2009 (in thousands):

	2010	2009

Revenues	$—	$1

Net operating loss	$—	$(136)
Impairment and lease modification costs	—	(22)
Gain on disposition of assets — net	—	16

Pretax loss on discontinued operations	—	(142)

Income tax benefit	—	39

Loss from discontinued operations — net of tax	$—	$(103)

The following assets and liabilities were segregated and included in assets held for sale and liabilities associated with assets held for sale in the accompanying consolidated balance sheets as of December 31, 2010 and 2009 (in thousands):

	2010	2009

Property and equipment — net	$—	$1,600

Total assets held for sale	$—	$1,600

Current liabilities	$—	$82

Total liabilities associated with assets held for sale	$—	$82

In 2010, assets classified as assets held for sale were deemed to no longer meet the criteria outlined in ASC Topic 360 (previously Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long Lived Assets). In accordance with ASC Topic 360, such assets were reclassified as held and used. In 2010, $1.6 million in assets were reclassified and are included in the accompanying consolidated balance sheets.

6.                      RETURN ON INVESTMENT OF UNCONSOLIDATED COMMUNITIES

In July 2009, the Company sold two outstanding notes and its .01% interest in a non-consolidated partnership for $2.0 million. The notes were previously reserved due to uncertainty of collection; therefore, the Company recognized a $2.0 million gain from sale which is included in loss on disposition of assets — net in the accompanying financial statements. The Company also ceased management services with the associated low income apartment complex and has no continuing involvement with the property.

7.                      LEASES AND DEFERRED FINANCING OBLIGATIONS

Capital Leases and Deferred Financing Obligations — In April 2009, the Company amended lease agreements for nine communities. The term and renewal options related to these leases were unchanged. The initial term expires December 2021 with three ten year renewal options. One community has an additional fourth renewal option for nine years. The modifications to the lease terms included a 2% annual increase in the base rent payment and the elimination of additional rent that was previously tied to the increase in the Consumer Price Index. Additionally, the lease amendments included changes in the various dates at which fixed rate purchase options for the nine communities can be exercised, ranging from January 1, 2012 to January 1, 2017. The amendments did not result in changes to the accounting classification of these leases.

Future minimum lease payments for capital leases and deferred financing obligations, including amounts that would be due under future purchase options as of December 31, 2010, are as follows (in thousands):

Years Ending
December 31

2011	$17,250
2012	34,242
2013	41,924
2014	41,643
2015	36,184
Thereafter	123,476

294,719

Less:
Amounts representing interest	(70,349)
Amounts due within one year	(1,288)

Capital lease and deferred financing obligations	$223,082

The fair value of the Company’s capital leases and deferred financing obligations has been estimated based on current rates offered for debt with the same remaining maturities and comparable collateralizing assets. Changes in assumptions or methodologies used to make estimates may have a material effect on the estimated fair value. As of December 31, 2010 and 2009, the fair value of capital lease and deferred financing obligations approximated $230.2 million and $229.0 million, respectively.

Operating Leases — The Company leases real estate under cancelable and non-cancelable arrangements that are accounted for as operating leases. Certain of the leases require the payment of additional rent based on a percentage increase of gross revenues. Leases are subject to increases based upon changes in the Consumer Price Index or gross revenues, subject to certain limits, as defined in the individual lease agreements. During 2010 and 2009, such additional rent expense included in continuing operations amounted to approximately $1.2 million for each year.

Future minimum lease payments required under non-cancelable operating leases classified in continuing operations as of December 31, 2010, are as follows (in thousands):

Years Ending
December 31

2011	$18,168
2012	10,804
2013	9,308
2014	8,885
2015	6,727
Thereafter	47,591

Total	$101,483

The Company is subject to various restrictive covenants including certain occupancy requirements for four communities that are leased under operating leases. In order for the properties to qualify as a “qualified residential rental project” in accordance with the Internal Revenue Code (for the underlying bonds to maintain their tax-exempt status), at least 20% of the units must be made available to persons whose adjusted family income is 50% or less of the area median gross income (adjusted for family size). As of December 31, 2010, all of the communities were in compliance with the low-income requirements.

As of December 31, 2010, the Company had approximately $4.7 million in outstanding letters of credit (the “L/Cs”) securing lease obligations. The lessors may draw upon the L/Cs if there are defaults under the related leases. The L/Cs expire between April 30, 2011 and September 1, 2011, with automatic one-year renewal periods thereafter, through the final expiration date.

8.                      LONG-TERM DEBT

A summary of long-term debt at December 31, 2010 and 2009 is as follows (in thousands):

	2010	2009

Mortgage notes payable, 2.51% to 8.06% (weighted average 5.88%) payable in periodic installments through 2038	$822,830	$833,949
Line of credit payable January 2021 (8.00% at December 31, 2010)	20,160	12,474
Note payable due December 2010	—	2,000

	842,990	848,423

Fair value adjustments resulting from original purchases	161	279
Less amounts due within one year	(18,830)	(17,138)

Total	$824,321	$831,564

In February 2010, the Company refinanced one community and entered into a new mortgage agreement totaling $15.0 million. An initial advance of $8.5 million was used to pay off existing mortgage debt on the community with the remainder of the proceeds available at future dates. The mortgage note matures in 2015. Interest and principal are payable monthly at LIBOR plus 5.80% (with a LIBOR floor of 1.50%), based on a 25 year amortization schedule.

In January 2009, the Company exercised a purchase option for one community. The $19.0 million purchase was financed with a $14.9 million ten-year note with the remainder paid from existing cash balances. Interest and principal on the note are payable monthly at a fixed rate of 6.18% based on a 30-year amortization period.

In April 2009, a lessor provided the Company with a $35.0 million line of credit. The Company may request draws on the line at any time through December 31, 2011, to fund upgrade expenditures and alterations for eight leased communities. Individual draws bear interest at a rate equal to 10.00%. The line of credit includes interest-only payments and has a term extending through January 4, 2021, with mandatory pre-payments in the event of an early termination of the related leases or in the event of the execution of the related purchase options. As of December 31, 2010, the Company has not drawn any of the available proceeds.

The Company previously obtained a $30.0 million line of credit with the same lessor. The Company could draw on the line at any time through December 31, 2010, to fund upgrade expenditures and alterations for the eight leased communities. The individual draws bear interest at a rate equal to the greater of 8.00% or the current ten year treasury rate plus 3.00%. The line of credit includes interest-only payments and has a term extending through January 2021, with mandatory pre-payments in the event of an early termination of the related leases or in the event of the execution of the related purchase options. The Company may make optional prepayments in 2012, 2013, and 2014 in an amount not to exceed $10.0 million per year. As of December 31, 2010, $20.2 million was outstanding on this line of credit.

In May 2009, the Company refinanced two communities and entered into new mortgage agreements totaling $34.2 million. The mortgage notes mature in June 2019. Interest and principal are payable monthly at a fixed rate of 6.15%. A total of $24.0 million of the proceeds were used to pay off the existing mortgage debt. In conjunction with the payoff, the Company recorded a loss on debt extinguishment of approximately $363,000.

In August 2009, the Company obtained additional financing related to the development of a community located in Irvine, California. The construction loan has a maximum available loan amount of $8.15 million with a maturity date of January 1, 2013. Interest is payable monthly at LIBOR + 6.00% with an 8% floor. As of December 31, 2010, $5.3 million was outstanding on this loan.

In September 2009, the Company obtained additional financing related to the development of a community located in Walnut Creek, California. The construction loan has a maximum available loan amount of $6.6 million with an initial maturity date of October 1, 2012 and a one-year extension option. Interest is payable monthly at LIBOR + 6.00%. As of December 31, 2010, the Company had not drawn any of the available proceeds.

At December 31, 2010 and 2009, substantially all of the Company’s property and equipment is collateralized under long-term debt and lease arrangements.

Aggregate maturities of long-term debt as of December 31, 2010, are as follows (in thousands):

Years Ending
December 31

2011	$18,830
2012	81,045
2013	212,360
2014	144,966
2015	79,015
Thereafter	306,774

Total	$842,990

The fair value of the Company’s debt has been estimated based on current rates offered for debt with the same remaining maturities and comparable collateralizing assets. Changes in assumptions or methodologies used to make estimates may have a material effect on the estimated fair value. As of December 31, 2010 and 2009, the Company estimated that the fair value of its long-term debt approximated $830.3 million and $832.3 million, respectively.

The Company’s various debt and lease agreements contain financial and other covenants. As of December 31, 2010, the Company was in compliance with all such covenants.

9.                      INCOME TAXES

During 2010 and 2009, the Company recorded income tax benefits related to continuing operations as follows (in thousands):

	2010	2009

Current tax expense	$(31)	$(34)
Deferred tax benefit	7,591	4,766

Total tax benefit	$7,560	$4,732

Discontinued operations include a deferred tax benefit of $38,700 in 2009.

A reconciliation of the federal statutory rate to the effective income tax rate for continuing operations is as follows:

	2010	2009

Federal statutory rate	(35.0)%	(35.0)%
State income taxes — net of federal income tax benefit	(5.0)	(5.0)
Other items	0.4	(1.5)
Valuation allowance	13.1	22.2

Effective income tax rate	(26.5)%	(19.3)%

A summary of the deferred income taxes by source included in the accompanying consolidated balance sheets at December 31, 2010 and 2009, is as follows (in thousands):

	2010	2009

Deferred tax assets:
Net operating losses	$193,640	$191,177
Capital losses	182	182
Accrued expenses not currently deductible	12,044	7,396
Capital lease and deferred financing obligations	89,403	89,367
Intangible assets	1,411	2,095
Other	4,746	4,151

Total gross deferred tax assets	301,426	294,368

Valuation allowance	(191,102)	(187,372)

Net deferred tax asset	110,324	106,996

Deferred tax liabilities:
Tax over book depreciation	(133,791)	(138,340)
Other	(1,496)	(1,210)

Total deferred tax liabilities	(135,287)	(139,550)

Net deferred tax liability	$(24,963)	$(32,554)

At December 31, 2010 and 2009, the Company had net operating loss carryforwards of approximately $484.1 million and $477.0 million, respectively, which expire in years 2011 through 2030. Approximately $165.9 million of the net operating loss carryforwards existing at December 31, 2010, are attributable to previously acquired entities, and the utilization of these losses is subject to limitations imposed by the Internal Revenue Code.

At December 31, 2010, the Company has a valuation allowance of approximately $191.1 million to reduce its deferred tax assets to an amount that is more likely than not to be realized. In determining the need for and the amount of the valuation allowance, the Company considered the future reversals of existing taxable temporary differences, future taxable income exclusive of reversals of existing taxable temporary differences and the implementation of prudent and feasible tax planning strategies. Although realization is not assured for the net deferred tax asset, management believes it is more likely than not that they will be utilized based on the future reversals of existing taxable temporary differences. If future taxable income is less than the amount that has been assumed in determining the deferred tax asset, then an increase in the valuation allowance will be required with a corresponding increase to income tax expense. Alternatively, if future taxable income exceeds the level that has been assumed in calculating the deferred tax asset, the valuation allowance could be reduced with the corresponding reduction to income tax expense. In 2010, the Company increased the valuation allowance by $3.7 million and recognized a corresponding expense. The increase in the valuation allowance was primarily due to a change in the estimated future reversal of existing taxable temporary differences.

The Company records interest and penalties related to uncertain tax positions as income tax expense. As of December 31, 2010 and 2009, the Company had determined that no uncertain tax positions existed and thus, no interest or penalties were accrued.

The Company is subject to taxation in the U.S. and various state and local jurisdictions. As of December 31, 2010, the Company’s tax years for 2006 to 2010 are subject to examination by the tax authorities. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations for years before 2006.

10.               OTHER CURRENT ASSETS AND ACCRUED LIABILITIES

A summary of other current assets at December 31, 2010 and 2009 is as follows (in thousands):

	2010	2009

Prepaid insurance	$3,042	$2,436
Prepaid property taxes	1,836	1,411
Food and supplies inventory	1,021	1,256
Prepaid expenses	590	693
Non-resident receivables	307	254
Other	452	484

Total	$7,248	$6,534

A summary of accrued liabilities at December 31, 2010 and 2009 is as follows (in thousands):

	2010	2009

Accrued payroll and benefits	$25,517	$18,651
Deferred revenue	10,235	8,418
Accrued insurance	8,688	5,429
Accrued capital expenditures	5,033	6,500
Accrued taxes other than income	4,137	4,394
Construction retainers	2,313	2,612
Accrued interest	555	4,508
Accrued legal	664	942
Accrued professional fees	269	444
Other accrued expenses	2,611	3,207

Total	$60,022	$55,105

11.               EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) plan for employees who meet certain minimum eligibility requirements. Retirement plan expense included in continuing operations was approximately $1.2 million and $1.0 million in 2010 and 2009, respectively.

12.               SHARE-BASED PAYMENT ARRANGEMENTS

ASC Topic 718 (previously SFAS No. 123R, Accounting for Stock-Based Compensation), establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees.

In 2006, Atria Holdings LLC (“Holdings”), parent of the Company and a wholly owned subsidiary of LFSRI II, adopted an Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”). The primary revision adopted in the LLC Agreement was to create two authorized classes of membership interests in Holdings: Common Units and Participation Units. The holders of Common Units (“Common Members”) have rights with respect to the management and operation of Holdings, as well as rights with respect to profits and losses and distributions. The holders of Participation Units (“Participation Members”) have no rights with respect to the management and operation of Holdings, but do have rights with respect to profits and losses and distributions.

At the time of a qualifying sale of the Company, as defined in the LLC Agreement, Participation Members will be entitled to distributions based on formulas in the LLC Agreement. Distributions to Participation Members shall, to the extent practicable, be made in the same form of consideration as corresponding distributions to Common Members.

Participation Members’ interests in Holdings are subject to certain terms and conditions pursuant to individual admission letters. While the terms and conditions of the individual admission letters vary, in general, the Participation Members must be employed by the Company when a qualifying sale occurs in order to be entitled to a distribution, unless terminated without cause, as defined in the LLC Agreement, prior to distributions, in which case the executive will be entitled to a portion of their interest based on a vesting schedule. The Participation Units vest one-third on December 31 in the year of grant with the remainder vesting on December 31 two years later. A change in control, as defined in the LLC Agreement, will result in 100% accelerated vesting of all Participation Units.

Valuation models require the input of highly subjective assumptions, and changes in assumptions used can materially affect the fair value estimate. Expected volatility and dividends are based on implied and historical factors related to the Company’s common stock and public competitors within the assisted-living industry. Expected term represents the estimated weighted-average duration that the Participation Units will be outstanding. Due to the limited number of Participation Members, the Company has assumed that all Participation Units outstanding as of December 31, 2010, will vest and none will be forfeited in determining the grant date fair value of the Participation Units.

As of December 31, 2010, 82 Participation Units were outstanding that were issued to certain key executives that are employed by the Company. A summary of the Participation Units issued to employees of the Company for the years ended December 31, 2010 and 2009 are as follows (dollars in thousands):

	Participation	Estimated Grant
	Units	Date Fair Value

Outstanding — January 1, 2009	82	$7,900

Issued during 2009	—	—

Outstanding — December 31, 2009	82	7,900

Issued during 2010	—	—

Outstanding — December 31, 2010	82	$7,900

The Participation Units that are outstanding as of December 31, 2010, include certain performance conditions that must be met in order for the Participation Members to receive a distribution. These performance conditions include a change of control or sale of the Company. Accruals of compensation expense for an award with a performance condition are to be accrued only if it is probable that the performance condition will be achieved. The performance conditions associated with the Participation Units were not met or deemed probable as of December 31, 2010, and thus no expense has been recorded in the accompanying financial statements. If the performance conditions are met or deemed to be met in a future period the Company would be required to record additional expense totaling $7.9 million based on the Participation Units outstanding as of December 31, 2010.

13.               GENERAL, PROFESSIONAL AND WORKER’S COMPENSATION LIABILITY RESERVES

RCI Insurance Company (“RCI”) is a wholly owned captive insurance company domiciled in South Carolina and is consolidated in the accompanying financial statements. RCI insures general and professional liability risks of the Company in excess of a $100,000 deductible that is retained by the Company. RCI insures claims up to $1.0 million per claim, above the deductible, and $3.0 million in the aggregate. Funding for RCI is based upon actuarial evaluations of claims and industry trends.

Even though the Company funds certain amounts to RCI to pay potential claims, the Company retains various levels of professional and general liability risks. The financial statements include estimates of the ultimate costs for both reported and incurred but not reported claims. The Company has also purchased separate umbrella coverage to cover risk exposures in excess of RCI limits.

Currently, claims against the Company are in various stages of adjudication and/or litigation, some of which may result in payment from RCI. In the opinion of management, the ultimate disposition of claims incurred to date should not have a material adverse effect on the financial position or operations of the Company.

The Company is primarily self-insured for worker’s compensation and employee medical costs. Estimated costs and liabilities associated with these self-insurance programs are determined using actuarial models based on the Company’s claim history and estimates of ultimate losses.

14.               CONTINGENCIES AND GUARANTEES

The Company is subject to claims and legal actions in the ordinary course of its business. The Company believes that any liability resulting from these matters, after taking into consideration its insurance coverages and amounts recorded in the consolidated financial statements, will not have a material adverse effect on its consolidated financial position, results of operations, and cash flows.

The Company has made certain guarantees to third parties, particularly related to communities that have been sold. These guarantees may survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments to be made under these guarantees, as the triggering events are not subject to predictability. The Company believes the likelihood of any losses resulting from these guarantees, including the affect of insurance coverages that would mitigate any potential payments, is remote, and historically the Company has not been required to make payments under these guarantees.

15.               VENTAS TRANSACTION

On October 21, 2010, the Company announced that it has signed a definitive agreement to merge its real estate with Ventas, Inc., a healthcare real estate investment trust. As part of this transaction, Ventas, Inc. will acquire the majority of the Company’s senior living communities. Subject to certain approvals, the transaction is expected to close in the first half of 2011.

16.               SUBSEQUENT EVENTS

The Company’s financial statements are available for issuance as of February 16, 2011. Any subsequent events have been evaluated through this date.

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